Exhibit 4.4

AMENDMENT NO. 2 TO

ASSET PURCHASE AGREEMENT

This Amendment No. 2 to Asset Purchase Agreement (the “Amendment”), dated to be effective as of March 1, 2006, is made by and among CAL DIVE INTERNATIONAL, INC., a Minnesota corporation (“CDI” or the “Buyer”), and STOLT OFFSHORE INC., a Louisiana corporation, S & H DIVING LLC, a Louisiana limited liability company and SCS SHIPPING LIMITED, an Isle of Man company (collectively, the “Sellers”). Buyer and Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Unless otherwise specified, capitalized terms used herein shall have the meaning specified in the Asset Purchase Agreement (as defined below).

WHEREAS, the Parties entered into that certain Asset Purchase Agreement dated as of April 11, 2005 (the “Asset Purchase Agreement”), which was amended by that certain Amendment to Asset Purchase Agreement dated November 1, 2005 (“Amendment No. 1”); and

WHEREAS, because of certain delays beyond the control of the Parties, the Parties desire to further amend the Asset Purchase Agreement as set forth herein;

NOW, THEREFORE, for a good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions as herein provided, the Parties agree as follows:

1.	Paragraph 9.1(b) is deleted in its entirety and in lieu thereof is substituted the following:

The SEAWAY KESTREL Closing will occur once the Captain of the vessel gives notice that she has reached international waters and will be effective as of such time; provided that if such location is reached at a time of day when the Parties are unable to achieve the Closing on such date, then the Closing will occur on the following business day, and provided further that it is understood and agreed that the Effective Time of the SEAWAY KESTREL Closing will occur on or before 2200 hours (local time) of March 13, 2006. Sellers will provide Buyer at least seven calendar days notice of when the SEAWAY KESTREL Closing is likely to occur.

2.	Miscellaneous.

(a) THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Any disputes arising as a result of this Amendment will be brought in the state or federal courts located in Houston, Texas. The Parties waive trial by jury.

(b) Except as heretofore and hereby amended, the Asset Purchase Agreement shall remain in full force and effect as originally written.

Amendment No. 2 to

Asset Purchase Agreement

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be executed by its duly authorized officers effective as of the day and year first above written, in several counterparts, each of which shall be considered an original.

BUYER:

CAL DIVE INTERNATIONAL, INC.

By:	/s/ James Lewis Connor, III
Name:	James Lewis Connor, III
Title:	Senior Vice President

SELLERS:

STOLT OFFSHORE INC.

By:	/s/ Arjun Ramchandani
Name:	Arjun Ramchandani
Title:	Attorney-in-Fact

S & H DIVING LLC

By:	/s/ Arjun Ramchandani
Name:	Arjun Ramchandani
Title:	Attorney-in-Fact

SCS SHIPPING LIMITED

By:	/s/ Arjun Ramchandani
Name:	Arjun Ramchandani
Title:	Attorney-in-Fact

Amendment No. 2 to	2
Asset Purchase Agreement